Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR Refining GP, LLC

and

The Unitholders of CVR Refining, LP

and

The General Partner of CVR Refining, LP

We consent to the use of our report dated March 14, 2013, with respect to the consolidated balance sheet of CVR Refining, LP and subsidiaries as of December 31, 2012, and the related combined statements of operations, changes in partners’ capital/divisional equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

June 24, 2014